SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 31, 2005

Davi Skin, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-14297	86-0907471
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 North Canon Drive, Suite 207, Beverly Hills, California	90210
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 205-9907

___________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 31, 2005, Mr. Parrish Medley resigned as our President and Chief Executive Officer and was subsequently appointed as Vice President. There was no known disagreement with Mr. Medley on any matter relating to our operations, policies or practices.

On October 31, 2005, the board of directors appointed Mr. Joseph Spellman as President, Chief Executive Officer and to serve as a member of the board of directors until the next annual meeting of the shareholders or until removed by other action as allowed by the corporate bylaws.

During the last five years, Mr. Spellman was acting president of Mac Cosmetics and a senior advisor to the Estee Lauder Company. He is also Chairman of Spellman and Company and the Clarecastle Group, a management group whose clients include the Estee Lauder Companies and the Clarecastle Group.  The Clarecastle Group is a holding company for companies such as Steinway & Sons Furniture Care.  Prior to that, Mr. Spellman was Vice President at Elizabeth Arden, a division of Unilever, and served on the board of directors. During his eleven year tenure, he directed the creative development and strategic marketing of many of the company’s most successful brands and helped reposition the company for aggressive growth. He developed new products for Karl Lagerfeld, Fendi, Valentino, Chloe, Nino Cerruti, Elizabeth Taylor and the Elizabeth Arden brand. From 1978 to 1989, Mr. Spellman was Chief Executive Officer of Spellman and Company. The client list included: Estee Lauder, QVC, Bloomingdales, La Prairie, Revlon, Saks Fifth Avenue, Avon, Unilever, IMG, Tiger Woods and Yves St. Laurent. He served as Vice President of Marketing for Estee Lauder, Inc. from 1975 to 1978. Mr. Spellman was Director of Marketing, as well as Vice President for Revlon, Inc. from 1970 to 1975. He served as Senior Account Executive for Grey Advertising, Inc. from 1965 to 1970.

There are no family relationships between Mr. Spellman and any of our directors or executive officers.

Mr. Spellman has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Davi Skin, Inc.

/s/ Joseph Spellman
__________________________________
Joseph Spellman
Chief Executive Officer & Director

Date: November 3, 2005